2053416
ENDORSED - FILED
in the office of the Secretary of State
of the State of California

AUG 25 2000
BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

BLACKHAWK MOUNTAIN PRODUCTIONS.

ONE:	The name of the corporation is BLACKHAWK MOUNTAIN PRODUCTIONS.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of the corporation's initial agent for service of the process is: Richard Heinzel, 205 W. 5th Avenue, #105B. Escondido, Ca 92025.

FOUR: The corporation is authorized to issue shares designated as "Common Stock".
The total number of shares of Common Stock authorized is 50,000,000 with a par value of $.001 per share.

FIVE:	The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX:	The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law

\S\ Richard Heinzel
Richard Heinzel, Incorporator

I declare that I am the person who executed the above articles of Incorporation, and such instrument is my act and deed.

\S\ Richard Heinzel
Richard Heinzel, Incorporator

OFFICE OF THE

(STAMPED SEAL)

SECRETARY OF STATE